Exhibit 10.2

June 5, 2019

Mr. Jie Chen

19271 Northfleet Way,

Los Angeles, CA 91356

Dear Jie,

This letter confirms the recent discussions regarding your work assignment to Hong Kong.

At the request of Air Lease Corporation (“ALC USA”) and Air Lease Corporation Hong Kong Limited (“ALC HK”), you will provide services concurrently to both ALC USA and ALC HK (“Dual Assignment”). As part of the services you will render for ALC HK, you will be offered employment with ALC HK and you will indicate your acceptance of the offer by signing a Hong Kong employment contract (“HK Contract”). As we have discussed, ALC USA acknowledges and agrees that you are currently employed by ALC USA until such day when your employment with ALC USA is separately terminated.

The termination of your employment under the HK Contract does not automatically terminate or otherwise automatically impact your employment with ALC USA. Unless otherwise provided in this letter or as required by law, in case of conflict or inconsistency between the terms and conditions of your employment with ALC HK and the ALC USA, the terms and conditions of your employment with ALC USA will prevail. For the avoidance of doubt, in case of conflict or inconsistency between the HK Contract and the terms of this letter, the terms of this letter shall prevail, subject to applicable law.

Your current base salary at Air Lease Corporation is $930,000 (“Base Salary”). Because you will now have a Dual Assignment, your Base Salary will be allocated as follows:

ALC USA – US $372,000

ALC HK – US $558,000

All payments are subject to any statutory deductions. Your total compensation will be reviewed annually by ALC USA and ALC HK. For the duration of the assignment, you continue without interruption to be eligible for ALC USA’s annual performance-based incentive bonuses, long-term equity incentive awards, and any other benefits and retirement program. ALC USA will take into consideration your total compensation, duties and responsibilities in both the U.S. and Hong Kong in making any applicable calculations and determining relevant performance metrics and objectives under such bonuses, incentive awards, benefits and programs.

You are eligible for the Executive Officer Severance Plan pursuant to your employment with ALC USA (“ALC Severance Plan”), subject to the applicable rules and conditions. Any payments under the ALC Severance Plan will be calculated based on your total compensation in the U.S. and Hong Kong, and nothing under the HK Contract, including its termination, will affect your eligibility in the ALC Severance Plan. Any statutory severance or long-service payments paid by ALC HK to you under Hong Kong law upon the termination of the HK Contract will not be used to offset any payments to which you are eligible under the ALC Severance Plan.

Additionally, you will be provided the assignment benefits as listed in the attached Appendix I, for which you will be eligible so long as you maintain your work assignment to Hong Kong.

By accepting this offer, you agree to the provision of relevant information about you from ALC USA to ALC HK, or vice versa, even if that means moving your personal data across international borders.

Please confirm your intentions by signing and returning this letter to me within the next week. If I may be of any assistance, do not hesitate to contact me. Any questions regarding your work assignment should be directed to me or your HR representative.

Yours sincerely,

/s/ John L. Plueger

John L. Plueger
Chief Executive Officer and President
Air Lease Corporation

I accept the position as described in this letter.

Jie Chen

Signed /s/ Jie Chen                 Date June 5, 2019

Appendix I

You are eligible for the benefits set forth below as a part of your assignment to Hong Kong. You may be provided additional benefits under your HK Contract.

HOUSING BENEFIT

For ALC USA approved housing, ALC USA or ALC HK, as appropriate will pay for your rental costs and reimburse you for utility costs, if any, in Hong Kong, for such housing. Upon the termination of your HK Contract, any lease agreement approved by ALC USA that may be in your name shall either be (i) terminated and any early termination penalties and the rental costs for any remaining lease term as required to be paid under the lease agreement shall be borne by ALC USA or ALC HK, as appropriate, or (ii) assumed in full by ALC USA or ALC UK, as appropriate.

HEALTH AND WELFARE BENEFITS

You and your spouse are eligible for international health insurance coverage through the ALC USA plan or an equivalent plan.

Business Travel ALC HK or ALC USA, as appropriate, will reimburse you for business travel in accordance with applicable travel and reimbursement policies.

TAX EQUALIZATION

You are responsible for complying with all tax regulations in both Hong Kong and the U.S. ALC USA will provide tax preparation assistance to you at ALC USA’s cost so long as you maintain dual employment in the US and Hong Kong. Your assignment to Hong Kong may result in an increased personal tax liability compared to your current US tax liability. To address this situation, ALC USA will provide tax equalization to you in accordance with the Tax Equalization Understanding, including gross-up assistance to help defray additional tax liabilities you may incur as a result of any payments to you in connection with this assignment being viewed as additional compensation by tax authorities. Additional details are provided in the separate Tax Equalization Understanding.

In the event that you are ever relocated to Asia and therefore are no longer a resident of California, you and ALC USA agree to work together in good faith to determine which party should obtain the economic benefit of the change in tax status.